Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectuses and statements of additional information of Fidelity High Income Fund, Fidelity Inflation-Protected Bond Fund, Fidelity Investment Grade Bond Fund, Fidelity Short-Term Bond Fund and Spartan Government Income Fund of Fidelity Fixed-Income Trust filed as part of this Post-Effective Amendment No. 95 to the Registration Statement (File Nos. 002-41839 and 811-02105) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 93 to the Registration Statement on Form N-1A (File Nos. 002-41839 and 811-02105).

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

June 28, 2004